Exhibit 99.1
AMERICAN SHARED HOSPITAL SERVICES
REPORTS THIRD QUARTER AND NINE MONTHS RESULTS
San Francisco, CA, November 14, 2007 — AMERICAN SHARED HOSPITAL SERVICES (AMEX:AMS), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today announced financial results for the third quarter and first nine months of 2007.
Third Quarter Results
For the three months ended September 30, 2007, revenue decreased 11.2% to $4,652,000 compared to $5,238,000 for the third quarter of 2006. This reflected a decrease in procedures during this year’s third quarter versus prior year, partially due to six weeks of downtime associated with the planned upgrade of a clinical partner site from the Gamma Knife to the new Leksell Gamma Knife PerfexionTM system. “This new system began treating patients in October 2007. With Perfexion’s increased utility compared to the Gamma Knife, we anticipate higher revenue from this site in future quarters,” said Chairman and Chief Executive Officer Ernest A. Bates, M.D. AMS expects to upgrade three additional sites with this advanced equipment over the next several quarters.
The IGRT and related equipment and services AMS has contracted to supply another current Gamma Knife customer began clinical operations in the third quarter. “In the fourth quarter, we expect revenue from this new IGRT contract to partially offset the impact of the recent expiration of one of the Company’s 21 existing Gamma Knife contracts. As the body radiosurgery component of this IGRT program matures, revenue from this site should increase. We are actively pursuing additional IGRT programs as part of our growth strategy,” Dr. Bates said. He noted that a second Gamma Knife contract is scheduled to terminate in early 2008 at the end of its term.
Reflecting lower patient volume, gross margin declined to 46.3% compared to 50.6% for the third quarter of 2006. Selling and administrative expense decreased to $1,038,000 for the third quarter of 2007 compared to $1,109,000 a year earlier.
Operating income for this year’s third quarter was $684,000 compared to $1,000,000 for the same period of 2006. Net income for the third quarter of 2007 was $268,000, or $0.05 per diluted share, reflecting a 47% effective income tax rate. This compares to net income for the third quarter of 2006 of $425,000, or $0.08 per diluted share, reflecting a 40% effective income tax rate.
Nine Months Results
For the nine months ended September 30, 2007, revenue decreased to $14,311,000 compared to $15,592,000 for the first nine months of 2006. Gross margin was 47.7% compared to 49.4% for the same period last year.
Operating income for this year’s first nine months was $2,053,000 compared to $2,942,000 a year ago. Net income for the first nine months of 2007 was $773,000, or $0.15 per diluted share,

reflecting a 47% effective income tax rate. For the first nine months of 2006, net income was $1,309,000, or $0.26 per diluted share, reflecting a 39.5% effective income tax rate.
Balance Sheet Highlights
At September 30, 2007, AMS reported cash, cash equivalents, and short and long-term securities of $9,341,000. At December 31, 2006, AMS reported cash, cash equivalents and short and long-term securities of $8,906,000. Shareholders’ equity at September 30, 2007 was $19,357,000, or $3.85 per outstanding share, compared to $19,009,000, or $3.78 per outstanding share, at December 31, 2006.
Growth Strategy
“The new technologies for radiation oncology delivery that are now being introduced to the market have the potential to significantly improve patient outcomes in the treatment of many formerly intractable cancers and other life-threatening conditions. Given the high costs involved, the transition to these advanced treatment modalities is a substantial undertaking for the clinical community that will take years to complete. This has created a significant long-term growth opportunity for AMS. We are committed to helping drive the transition with our creative financing solutions that make proton beam radiation therapy (PBRT) systems, Leksell Gamma Knife Perfexion systems, IGRT systems, and other next-generation radiosurgery devices available and affordable to our clinical partners across the country,” Dr. Bates said.
Earnings Conference Call
American Shared has scheduled a conference call at 1:00 p.m. PT (4:00 p.m. ET) today. To participate in the live call, dial (800) 588-4973 at least 5 minutes prior to the scheduled start time. A simultaneous WebCast of the call may be accessed through the Company’s website, www.ashs.com, or through CCBN, www.earnings.com (individual investors) or www.streetevents.com (institutional investors). A replay will be available for 30 days at these same internet addresses, or by calling (888) 843-8996, pass code 19802598.
About AMS
American Shared Hospital Services provides turnkey technology solutions for advanced radiosurgical and radiation therapy services. AMS is the world leader in providing Gamma Knife radiosurgery services, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Company also offers the latest IGRT and IMRT systems, as well as its proprietary Operating Room for the 21st Century® concept. Through its equity investment in Still River Systems, AMS also plans to complement these services with the Monarch 250TM proton beam radiation therapy (PBRT) system, which has not yet been approved by the FDA.
Safe Harbor Statement
This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife business, the risks of developing its IMRT and The Operating Room for the 21st Century programs, and the risks of investing in a development-stage company, Still River Systems, Inc., without a proven product. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital

Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K and 10-K/A for the year ended December 31, 2006, Form 10-Q for the three months ended March 31, 2007 and June 30, 2007, and the definitive Proxy Statement for the Annual Meeting of Shareholders held on June 14, 2007.

Contacts:	American Shared Hospital Services
Ernest A. Bates, M.D., (415) 788-5300
Chairman and Chief Executive Officer
e.bates@ashs.com

Berkman Associates
Neil Berkman, (310) 826-5051
President
info@berkmanassociates.com

AMERICAN SHARED HOSPITAL SERVICES

PRESS RELEASE Third Quarter 2007 Financial Results	November 14, 2007
Selected Financial Data
(unaudited)

		Summary of Operations Data
	Three months ended Sep 30,		Nine months ended Sep 30,
	2007	2006	2007	2006
Revenue	$4,652,000	$5,238,000	$14,311,000	$15,592,000
Costs of revenue	2,496,000	2,589,000	7,479,000	7,886,000

Gross margin	2,156,000	2,649,000	6,832,000	7,706,000
Selling & administrative expense	1,038,000	1,109,000	3,408,000	3,101,000
Interest expense	434,000	540,000	1,371,000	1,663,000

Operating income	684,000	1,000,000	2,053,000	2,942,000
Interest & other income	96,000	68,000	314,000	245,000
Minority interest expense	(273,000)	(360,000)	(908,000)	(1,025,000)

Income before income taxes	507,000	708,000	1,459,000	2,162,000
Income tax expense	239,000	283,000	686,000	853,000

Net income	$268,000	$425,000	$773,000	$1,309,000

Earnings per common share:
Basic	$0.05	$0.08	$0.15	$0.26

Assuming dilution	$0.05	$0.08	$0.15	$0.26

	Balance Sheet Data
	9/30/2007	9/30/2006
Cash and cash equivalents	$4,346,000	$2,641,000
Securities-current maturities	$2,855,000	$5,465,000
Current assets	$13,165,000	$13,613,000
Securities-long term	$2,140,000	$925,000
Investment in preferred stock	$2,617,000	$2,000,000
Total assets	$60,660,000	$50,352,000

Current liabilities	$16,355,000	$11,199,000
Shareholders’ equity	$19,357,000	$18,943,000